SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15 (d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): December 6, 2001

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                       ATLANTIC TECHNOLOGY VENTURES, INC.
             (Exact name of registrant as specified in its charter)




           Delaware                       0-27282                36-3898269
 (State or other jurisdiction of   (Commission file number)   (I.R.S. employer
  incorporation or organization)                             identification no.)



       350 Fifth Avenue
          Suite 5507                                              10118
      New York, New York                                        (Zip code)
    (Address of principal
      executive offices)

       Registrant's telephone number, including area code: (212) 267-2503

Item 5.           Other Events

      On December 6, 2001, Atlantic Technology Ventures, Inc. announced in a press release that it had raised approximately $2 million through a private placement of its common stock. The proceeds will be used for working capital and general corporate purposes. Joseph Stevens & Company, Inc., Atlantic's underwriter for its initial public offering in October 1995, acted as placement agent.

      The securities purchase agreement for this private placement specifies that the purchase price for each share of Atlantic common stock is $0.24 and the minimum and maximum aggregate subscription amounts are $2,000,000 and $3,000,000, respectively. Each investor is entitled to receive a warrant to purchase one share of Atlantic common stock for every share of Atlantic common stock purchased by that investor. On November 30, 2001, Atlantic received commitments for the $2,000,000 minimum aggregate subscription amount, which permitted the initial closing to take place. Atlantic expects to receive additional commitments of up to $1 million for the maximum aggregate subscription amount, but there can be no assurances that it will.

      In connection with the private placement, Atlantic paid to Joseph Stevens a placement fee equal to 7% of the aggregate subscription amount plus 10% of the number of shares and warrants issued to the investors.

      The securities purchase agreement and the placement agreement are attached as exhibits hereto.

Item 7.           Financial Statements, Pro Forma Financial Information and
Exhibits.

(c)   Exhibits.

10.1 Securities Purchase Agreement dated November 2, 2001, between Atlantic Technology Ventures, Inc. and certain investors.

10.2 Placement Agreement dated November 6, 2001, between Joseph Stevens & Company, Inc. and Atlantic Technology Ventures, Inc.


                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, Atlantic Technology Ventures, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 6, 2001        ATLANTIC TECHNOLOGY VENTURES, INC.


                              By:    /s/ Frederic P. Zotos
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                                    Frederic P. Zotos
                                    President and Chief Executive Officer